Exhibit 4.7

DESCRIPTION OF REGISTRANT’S SECURITIES

As of December 31, 2019, Veritex Holdings, Inc. (the “Company,” “we,” or “our”) had two classes of securities, our common stock, par value $0.01 per share (“common stock”), and our preferred stock, par value $0.01 per share (“preferred stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DESCRIPTION OF COMMON STOCK

General

We are incorporated in the State of Texas. The rights of our shareholders are generally covered by Texas law and our Amended and Restated Certificate of Formation (the “certificate of formation”) and our Amended and Restated Bylaws, as amended (the “bylaws”). The terms of our common stock are therefore subject to Texas law, including the Texas Business Organizations Code (the “TBOC”), the common and constitutional law of Texas and federal law governing bank holding companies.

The following description of our common stock and preferred stock is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our certificate of formation and our bylaws. For more detailed information about the rights of our common stock and preferred stock, you should refer to our certificate of formation and bylaws and the applicable provisions of Texas law, including the TBOC, for additional information.

Authorized Capital Stock

We are authorized to issue 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per shares.

Common Stock

Voting Rights

Subject to any special voting rights that may be given to any series of preferred stock that we may issue in the future, holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our shareholders. Shareholders are not entitled to cumulate their votes with respect to the election of directors. Directors are elected by a plurality of the votes cast.

No Preemptive or Similar Rights

Our common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Dividend Rights

Holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, all shares of our common stock will be entitled to share equally in all remaining assets after the holders of shares of preferred stock or other senior securities have received the liquidation preference of their shares plus any declared but unpaid dividends, if any, and after all other indebtedness has been retired.

Exhibit 4.7
Preferred Stock

Voting Rights

The holders of the preferred stock do not have voting rights other than with respect to certain matters relating to the rights of holders of preferred stock, on certain corporate transactions such as a merger or sale of all or substantially all of our assets, and, if applicable, the election of additional directors described below

Dividend Rights

The preferred stock is entitled to receive non-cumulative dividends. Dividends on preferred stock are non-cumulative. If for any reason our board of directors does not declare a dividend on the preferred stock for a particular dividend period, then the holders of the preferred stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period. Our failure to pay a dividend on the preferred stock will restrict our ability to pay dividends on and repurchase other classes and series of our capital stock, including our common stock. In addition, our failure to pay dividends on the preferred stock for six or more dividend periods, whether consecutive or not, will give the holders of the preferred stock the right to appoint a non-voting observer on our board of directors.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the preferred stock will be entitled to receive for each share of preferred stock, out of our assets or proceeds available for distribution to our shareholders, subject to any rights of our creditors.

Warrants

We have issued warrants to purchase 25,000 shares of our common stock, at an exercise price of $11.00 per share, exercisable at any time, in whole or in part, on or prior to December 31, 2023. All of such warrants are outstanding.

Business Combinations under Texas Law

A number of provisions of Texas law and our amended and restated certificate of formation and bylaws could have an anti-takeover effect and make any potential acquisition of our organization by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors more difficult. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the Texas Business Organizations Code, or the Texas Business Combination Law, which provides that a Texas corporation that qualifies as an "issuing public corporation" (as defined in the Texas Business Combination Law) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an "affiliated shareholder." For purposes of this law, an "affiliated shareholder" is, or was, during the prior three years, the beneficial owner of 20.0% or more of the corporation's voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if:

•the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•the business combination was approved by the affirmative vote of the holders of at least two-thirds of the \outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an

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affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

As we currently have more than 100 shareholders, we are considered an "issuing public corporation" for purposes of this law. The Texas Business Combination Law does not apply to the following:

•the business combination of an issuing public corporation: where the corporation's original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

•a business combination of a corporation with its wholly-owned subsidiary, if the subsidiary is a Texas entity and not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder's beneficial ownership of voting shares of the corporation.

Action by Written Consent

Under Texas law, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the certificate of formation specifically allows action to be taken by a written consent of the shareholders holding at least the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though such consent is not signed by all of the corporation's shareholders. Our amended and restated certificate of formation provides for shareholder action by less than unanimous written consent.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-takeover Effect

Certain provisions of our amended and restated certificate of formation and bylaws may have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for our shareholders to change management or receive a premium for their shares. These provisions include:

•authorization for our board of directors to issue shares of one or more series of preferred stock without shareholder approval;

•a provision that the vote of the holders of at least four-fifths of our shares entitled to vote at the meeting is required to remove a director for cause;

•a provision that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

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•the prohibition of cumulative voting in the election of directors; and

•a limitation on the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 10.0% of our outstanding shares of common stock.

In addition to these provisions of our amended and restated certificate of formation and bylaws, banking laws impose notice, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. These laws include the BHC Act and the Change in Bank Control Act. These laws could delay or prevent an acquisition. See "Regulation and Supervision—Notice and Approval Requirements Related to Control."

Limitation of Liability and Indemnification of Officers

Our amended and restated certificate of formation provide that our directors and officers will be indemnified by us to the fullest extent permitted by the Texas Business Organizations Code, against all expenses incurred in connection with their service for or on our behalf. In addition, our amended and restated certificate of formation will provide that our directors and officers will not be personally liable for monetary damages to us to the fullest extent permitted by the Texas Business Organizations Code.

Transfer Agent and Registrar

The transfer agent and registrar for common stock is Continental Stock Transfer & Trust.

Stock Exchange Listing

Our common stock is traded on the Nasdaq Stock Market LLC under the symbol “VBTX.”